RAND CAPITAL CORPORATION NEWS RELEASE

FOR IMMEDIATE RELEASE

October 29, 2004

CONTACT:  Allen F. Grum

716-853-0802

RAND CAPITAL ANNOUNCES THREE INVESTMENTS AND THIRD QUARTER RESULTS APPROVES STOCK BUY BACK PROGRAM

BUFFALO, NY, Rand Capital Corporation (www.randcapital.com) [NASDAQ: RAND] announced that its net asset value for the quarter ended September 30, 2004 is $1.58 per share, a decrease of $0.07 from last quarter.

During the quarter, Rand Capital SBIC, L.P. participated in a transaction to provide acquisition financing to APF Group, Inc. (Mount Vernon, NY) (www.apfgroup.com).  APF Group, Inc. is a leading manufacturer of museum quality picture frames and framed mirrors for museums, art galleries, retail frame shops, upscale designers and prominent collectors.  Rand participated by providing $500,000 in the acquisition financing and recapitalization totaling $3.7 million in the form of Subordinated Debenture with warrants.

Also during the quarter, Rand was the lead investor in a $2.2 million round of financing in Innov-X Systems, Inc. (Woburn, MA) (www.innovx-sys.com) with a $350,000 Subordinated Debenture.  Innov-X manufactures portable x-ray fluorescence (XRF) analyzers used in metals/alloy analysis.

The Board of Directors has also authorized the repurchase of up to 5% of the Company’s outstanding stock through purchases on the open market for a one-year period ending October 28, 2005, when, in the discretion of management, the price of the Company’s stock does not appropriately reflect its net asset value.

Subsequent to the quarter, Rand made a follow-on investment in Synacor, Inc. (Buffalo, NY) (www.synacor.com) in the form of a $400,000 Series B Preferred Stock.

We have revalued our investments in G-TEC Natural Gas Systems (Buffalo, NY) and D’Lisi Food Systems, Inc. (Rochester, NY) to reflect their current business conditions.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results.  These statements reflect the Corporation’s current beliefs, and many factors could cause actual results to differ materially from this release.  See Rand’s Form 10-Q’s filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation’s business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results.  Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol “RAND”.  Rand’s investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.